Exhibit 4.2

LOAN EXTENSION AGREEMENT

This Loan Extension Agreement (the “Agreement”) is made as of this 22nd day of April, 2019, by and between TripBorn, Inc., a Delaware corporation (the “Company”), and _______________ (the “Investor”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Convertible Promissory Note issued by the Company in the principal amount of $_______ and dated ____________ (the “Note”).

RECITALS

WHEREAS, the Company obtained a loan from the Investor in the principal amount of $________ (the “Loan”);

WHEREAS, the Loan is evidenced by the Note;

WHEREAS, pursuant to the terms of the Note, in the event of an Uplist Transaction, the then outstanding principal balance of the Note shall automatically be converted into shares of Common Stock of the Company;

WHEREAS, under the Note, the Maturity Date is March 7, 2019 (the “Original Maturity Date”); and

WHEREAS, the Company and the Investor desire to modify and extend the Original Maturity Date to the date specified hereinafter.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Investor, intending to be legally bound, agree as follows:

1.     Extension. The Note is amended to extend the Original Maturity Date from March 7, 2019 to March 7, 2020.

2.     Loan Extension Agreement. It is the intention and understanding of the Company and the Investor that this Agreement shall act as an extension of the Note and that this Agreement shall not act as a novation of the Note.

3.     Confirmation. The Company and the Investor each hereby consents to the extension of the Original Maturity Date to the date specified herein. The Company and the Investor each hereby acknowledges and confirms that, except as specifically amended hereby, the Note remains in full force and effect in accordance with its terms.

4.      Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile or electronic copies (in .PDF or other similar electronic format) of signed signature pages will be deemed binding originals.

5.     Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York, without giving effect to conflicts of laws principles.

6.     Effectiveness. Upon the execution and delivery of this Agreement by each of the parties named on the signature pages hereof, this Agreement shall be deemed to be in full force and effect, and the terms and conditions set forth herein shall be legally binding on each party hereto.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officer, all as of the date first above written.

TripBorn, Inc.

By:
Name:
Title:

[Investor]

By:
Name:
Title:

[Signature Page to Loan Extension Agreement]